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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE TO
                                 (RULE 14D-100)
                             TENDER OFFER STATEMENT
   Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934
                               (Amendment No. 2)

                            ------------------------

                              ANSALDO SIGNAL N.V.
                           (NAME OF SUBJECT COMPANY)
                            ANSALDO TRASPORTI S.P.A.
                            (NAME OF FILING PERSON)

                            ------------------------

                 COMMON SHARES, NOMINAL VALUE NLG .01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                            ------------------------

                                  NO5515 10 6
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                            CHIEF EXECUTIVE OFFICER
                            ANSALDO TRASPORTI S.P.A.
                           VIA NUOVA DELLE BRECCE 260
                              80147 NAPLES, ITALY
                        TELEPHONE: 011 (39) 81-5650 111
                        FACSIMILE: 011 (39) 81 5650 369
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
         RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF FILING PERSON)

                            ------------------------

                           CALCULATION OF FILING FEE*

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TRANSACTION VALUATION                                       AMOUNT OF FILING FEE
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   $15,136,875                                                     $3,027.38
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 * Estimated for purposes of calculating the amount of the filing fee only. This amount assumes the purchase of 3,737,500 shares of common stock, NLG .01 nominal value (the "Common Shares"), of Ansaldo Signal N.V. at a price of $4.05 per Common Share in cash. Such number of Common Shares represents the number of outstanding Common Shares not owned by Ansaldo Trasporti S.p.A. as of February 18, 2000. The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

/ / CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11
    (A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

Amount Previously Paid:.....................................    Not applicable.
Form or Registration No.:...................................    Not applicable.
Filing Party:...............................................    Not applicable.
Date Filed:.................................................    Not applicable.

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     /x/ third party tender offer subject to Rule 14d-1.

     / / issuer tender offer subject to Rule 13e-4.

     /x/ going private transaction subject to Rule 13e-3.

     / / amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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

     This Tender Offer Statement on Schedule TO relates to the offer by Ansaldo Trasporti S.p.A., an Italian corporation ("Purchaser"), to purchase all of the outstanding common shares, nominal value NLG .01 per share (each a "Common Share"), of Ansaldo Signal N.V., a corporation organized under the laws of The Netherlands (the "Company"), not already owned by the Purchaser at $4.05 per Common Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 18, 2000 (the "Offer to Purchase"), a copy of which is attached hereto as Exhibit
(a)(1), and in the related Letter of Transmittal, a copy of which is attached hereto as Exhibit (a)(2) (the "Letter of Transmittal").

     The information in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in answer to items 1 through 11 and item 13 of Schedule TO, including, without limitation, all of the information required by Schedule 13E-3 that is not included or covered by the items in Schedule TO.

ITEM 12. MATERIALS TO BE FILED AS EXHIBITS.

     (a)(1) Offer to Purchase dated February 18, 2000

     (a)(2) Letter of Transmittal.

     (a)(3) Notice of Guaranteed Delivery.

     (a)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

     (a)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

     (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     (a)(7) Press Release issued by Purchaser, dated January 24, 2000.

     (a)(8) Press Release issued by Purchaser, dated February 7, 2000.

     (b)    None.

     (c)(1) Written Fairness Opinion of ING Barings LLC, dated February 17, 2000 (incorporated by reference to Annex B of the Offer to Purchase attached hereto as Exhibit (a)(1)).

     (c)(2) Written Fairness Presentation of ING Barings LLC.

     (d)(1) Registration Rights Agreement, dated as of November 13, 1996, between the Company and Purchaser (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form F-4 (Registration No. 333-6034)).

     (d)(2) Preemptive Rights Agreement, dated as of November 13, 1996, between the Company and the Purchaser (incorporated by reference to Exhibit
            10.2 of the Company's Registration Statement on Form F-4 (Registration No. 333-6034)).

     (d)(3) Option Agreement, dated as of November 13, 1996, between the Company and the Purchaser (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form F-4 (Registration No. 333-6034)).

     (f)    None.

     (g)    None.

     (h)    None.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 18, 2000

                                          ANSALDO TRASPORTI S.p.A.

                                          By:   /s/ DOTT. LUIGI ROTH
                                              ----------------------------------
                                              Name: Dott. Luigi Roth
                                              Title: Chief Executive Officer

     After due inquiry and to the best of my knowledge and belief, I certify that the information required by Schedule 13E-3 with respect to the subject company that is set forth in this statement is true, complete and correct.

Date: February 18, 2000

                                          ANSALDO SIGNAL N.V.

                                          By:   /s/ JAMES N. SANDERS
                                              ----------------------------------
                                              Name: James N. Sanders
                                              Title: Chief Executive Officer

                               INDEX TO EXHIBITS

EXHIBIT                                                                                                        PAGE
NUMBER    DESCRIPTION                                                                                           NO.
-------   --------------------------------------------------------------------------------------------------   -----
 (a)(1)   Offer to Purchase dated February 18, 2000.........................................................
 (a)(2)   Letter of Transmittal.............................................................................
 (a)(3)   Notice of Guaranteed Delivery.....................................................................
 (a)(4)   Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees..................
 (a)(5)   Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other
          Nominees..........................................................................................
 (a)(6)   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.............
 (a)(7)   Press Release issued by Purchaser, dated January 24, 2000.........................................
 (a)(8)   Press Release issued by Purchaser, dated February 7, 2000.........................................
 (b)      None..............................................................................................
 (c)(1)   Written Fairness Opinion of ING Barings LLC dated February 17, 2000 (incorporated by reference to
          Annex B of the Offer to Purchase attached hereto as Exhibit (a)(1))...............................
 (c)(2)   Written Fairness Presentation of ING Barings LLC..................................................
 (d)(1)   Registration Rights Agreement, dated as of November 13, 1996, between the Company and Purchaser
          (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form F-4
          (Registration No. 333-6034))......................................................................
 (d)(2)   Preemptive Rights Agreement, dated as of November 13, 1996, between the Company and the Purchaser
          (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement on Form F-4
          (Registration No. 333-6034))......................................................................
 (d)(3)   Option Agreement, dated as of November 13, 1996, between the Company and the Purchaser
          (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form F-4
          (Registration No. 333-6034))......................................................................
 (f)      None..............................................................................................
 (g)      None..............................................................................................
 (h)      None..............................................................................................